Exhibit 5.1

2 February, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

In connection with this Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 1,951,945 Ordinary Shares, par value $0.25 each of AstraZeneca PLC (the “Shares”), deliverable pursuant to the AstraZeneca Savings Related Share Option Scheme and AstraZeneca Share Incentive Plan (together, the “Plans”), I have examined originals or copies, certified or otherwise identical to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by AstraZeneca PLC of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Sebastian Kramer
Sebastian Kramer
Assistant General Counsel